Exhibit 99.6

SOURCE: US Farms, Inc.

Jul 30, 2008 10:35 ET

US Farms, Inc. Showcasing at San Francisco Money Show
Highlighted Links

http://www.usfarmsinc.com

SAN DIEGO, CA--(Marketwire - July 30, 2008) - US Farms, Inc. (OTCBB: USFM) today announced it will be one of many investment related companies that will be showcasing its business and products at the annual Money Show being held on August 7-10, 2008 in San Francisco, California at the San Francisco Marriot Hotel. US Farms, Inc. Booth number will be # 316.
For additional information, contact US Farms, Inc. Investor Relations Department at 800-845-9133 ext 102.
US Farms, Inc. President, Yan K. Skwara, commented, "We are very excited to be a showcasing company at the annual Money Show in San Francisco. This is an excellent opportunity for US Farms, Inc. to continue to show investors, institutions and shareholders the Company's long-term plans to manage and maximize the growth of our ongoing Farming and Nursery businesses. With over 7,000 attendees at this particular show, we are looking forward to the additional exposure and interest that we will receive at this event which is such a key component for any public company."
About US Farms, Inc.
US Farms, Inc. is a diversified commercial Farming and Nursery company. The company grows, markets and distributes horticultural products through a number of subsidiaries. The horticultural products are sold through supermarkets, home centers, retail merchandisers, garden centers, re-wholesalers, and landscapers throughout the United States and Canada. Currently the company has subsidiaries which provide a full range of products including Aloe Vera, Cactus, Succulents, Jade, Rare and Exotic Palm Trees and Cycads along with produce products that include Aloe Vera.
For more information on US Farms, Inc., please visit http://www.usfarmsinc.com. US Farms, Inc. is publicly traded on the over-the-counter market under the ticker symbol USFM.
"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that are subject to risk and uncertainties, including, but not limited to, our inability to acquire and or build an ethanol production facility, the impact of competitive products, product demand, market acceptance risks, fluctuations in operating results, political risk and other risks detailed from time to time in US Farms, Inc.'s filings with the Securities and Exchange Commission. These risks could cause US Farms, Inc.'s actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, US Farms, Inc.

Contact:

US Farms, Inc.

Tel: 858-488-7775

Fax: 858-488-2828

Investor Relations

Jamie Dryer

Flagler Communications

561-837-8057

http://www.otcfn.com/usfm

Money Show

800-822-1134

http://www.moneyshow.com

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